Exhibit 99.1
Ranpak Holdings Corp. Reports Fourth Quarter and Full Year 2025 Financial Results
•Net revenue for the fourth quarter increased 6.6% year over year to $111.9 million and increased 2.2% year over year on a constant currency basis
•Net loss for the fourth quarter of $9.5 million compared to net loss of $8.0 million for the prior year period
•Adjusted EBITDA (“AEBITDA”) for the fourth quarter of $24.0 million down 5.1%, or $1.3 million, year over year, down 10.3% on a constant currency basis

CONCORD TOWNSHIP, Ohio, March 5, 2026 – Ranpak Holdings Corp (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection and end-of-line automation solutions for e-commerce and industrial supply chains, today reported its fourth quarter 2025 financial results.
Omar Asali, Chairman and Chief Executive Officer, commented, “We are pleased to report volume growth in each region in the fourth quarter, resulting in positive volume growth for Ranpak in 9 of the past 10 quarters. We also achieved our largest quarterly revenue ever in Automation as that business continues its rapid growth trajectory and is set up well for further growth in 2026.
E-commerce activity in North America remained healthy as large enterprise customers had a robust holiday season and we continue to see customers making the switch from plastic to paper. We were pleased to grow further in the region even after a challenging comparison of double digit growth in the fourth quarter of 2024. Volumes were positive in EMEA and APAC as well, but the environment there was less robust leading to 3.1% overall volume growth and 2.2% net revenue growth on a constant currency basis, or an increase of 4.4% excluding the non-cash impact from warrants. The top-line increase was driven by continued momentum in Automation which grew nearly 40% on a constant currency basis excluding warrants.
The increased mix related to large e-commerce players and contribution from warrant expense resulted in a 10.3% decline in AEBITDA or 1.2% excluding the impact of warrants on a constant currency basis. As we saw throughout the year the weaker industrial sector relative to lower margin e-commerce weighed on the margin profile, but cost-reduction initiatives implemented during the second half of the year enabled us to minimize the impact to AEBITDA for the quarter.
Our fourth quarter performance drove us to achieve 4.8% volume and 4.7% net revenue growth on a constant currency basis for the year inclusive of a 1.4% provision for warrants. AEBITDA declined 8.5% on a constant currency basis or down 2.4% excluding the impact of warrants.
The environment within Protective Packaging has been challenging over the past number of years, but through it all we have invested in our portfolio and solutions to be able to deliver exceptional and differentiated offerings to our customers. The fruits of our investments took some time to show through, but I believe we will look back at 2025 as the year the pieces all started coming together and as the most pivotal in Ranpak’s history. Through the signing of strategic agreements with Amazon and Walmart, and the momentum we have been able to build in Automation across the globe, I believe the foundation is set for us to be able to scale our business organically and we expect to double our top-line over the next five years while improving our AEBITDA margin profile.”

Outlook for 2026
We are forecasting net revenue growth in the area of 5.1% – 12.7% and AEBITDA growth of 5.4% – 19.9% compared to actual net revenue and AEBITDA for fiscal 2025, which results in a range of $415 – $445 million in net revenue and $83.5 – $95 million for AEBITDA.
Our outlook reflects our expectation of rapid growth in Automation of approximately 30-50% as well as our deepening relationships with large enterprise accounts in North America. We expect a gradually improving operating environment in North America and an improving, though still moderate, backdrop in EMEA. The lower end of our guidance reflects elevated global uncertainty following recent developments in the Middle East. Our focus for 2026 is to drive volume growth in the distribution channel in Protective Packaging Solutions, advance some of the larger opportunities we are working on with our strategic partners, and scale Automation to profitability. We continue to have an intense focus on maximizing cash and deleveraging to achieve a leverage ratio of less than 3.0x net debt to AEBITDA.
Fourth Quarter 2025 Highlights
•Net revenue increased 6.6% and increased 2.2% on a constant currency basis
•Net loss of $9.5 million compared to net loss of $8.0 million for the prior year period

•AEBITDA1 of $24.0 million for the three months ended December 31, 2025 is down 5.1% and down 10.3% on a constant currency basis
•Packaging systems placement increased 2.2% year over year, to approximately 145.8 thousand machines as of December 31, 2025
Net revenue for the fourth quarter of 2025 was $111.9 million compared to $105.0 million in the fourth quarter of 2024, an increase of $6.9 million, or 6.6% year over year and includes a non-cash reduction of $1.3 million to void-fill and $1.0 million to automation net revenue from the provision for warrants. Net revenue was positively impacted by an increase in void-fill, wrapping, and automated equipment sales, partially offset by a decrease in cushioning. Cushioning decreased $1.6 million, or 4.5%, to $34.3 million from $35.9 million; void-fill increased $3.7 million, or 7.6%, to $52.3 million from $48.6 million; wrapping increased $1.2 million, or 11.7%, to $11.5 million from $10.3 million; and automated equipment sales increased $3.6 million, or 35.3%, to $13.8 million from $10.2 million for the fourth quarter of 2025 compared to the fourth quarter of 2024. The increase in void-fill was primarily due to increased volume from e-commerce activity in North America. The increase in net revenue is quantified by an increase from favorable effects from foreign currency fluctuations of 4.4%, an increase in the volume of sales of our paper consumable products of approximately 3.1% and a 2.7% increase in automated equipment sales, partially offset by a decrease of 2.2% from the provision for warrants and a decrease of 1.4% from price/mix. On a constant currency basis, net revenue increased 2.2% in the fourth quarter 2025 compared to the fourth quarter of 2024.
The following table presents the non-cash impact that the Company’s outstanding warrants had on the Company’s results of operations during the fourth quarters of 2025 and 2024, respectively:

	Three Months Ended December 31,			% Change Related to Non-cash Impact of Warrants(2)
($ amounts in millions)	2025	2024	% Change
Net revenue	$111.9	$105.0	6.6%	(2.2)%
Gross profit	$36.5	$41.4	(11.8)%	(5.6)%
Gross margin	32.6%	39.4%	(6.8)%	(1.4)%
AEBITDA(1)	$24.0	$25.3	(5.1)%	(9.1)%
AEBITDA(1) Margin	21.4%	24.1%	(2.6)%	(1.6)%
Full Year 2025 Highlights
•Net revenue increased 7.1% and increased 4.7% on a constant currency basis
•Net loss of $38.3 million compared to net loss of $21.5 million for the prior year period
•AEBITDA of $79.2 million for the year ended December 31, 2025 is down 5.5% and down 8.5% on a constant currency basis
Balance Sheet and Liquidity
Ranpak completed the fourth quarter of 2025 with a strong liquidity position, including a cash balance of $63.0 million and no borrowings on its $50.0 million Revolving Credit Facility, which matures in December 2029. As of December 31, 2025, the Company had $405.9 million outstanding under its USD-denominated first lien term facility, which matures in December 2031.
The following table presents Ranpak’s installed base of protective packaging systems by product line as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024	Change	% Change
PPS Systems	(in thousands)
Cushioning	34.1	34.4	(0.3)	(0.9)
Void-Fill	88.8	85.7	3.1	3.6
Wrapping	22.9	22.6	0.3	1.3
Total	145.8	142.7	3.1	2.2
1 Please refer to “Non-GAAP Measures” in this press release for an explanation and related reconciliation of the Company’s non-GAAP financial measures and further discussion related to certain other non-GAAP metrics included in this press release.
2 The non-cash reduction in revenue from warrants related to the Company’s agreements with Amazon and Walmart was $2.3 million in the fourth quarter of 2025.

Conference Call Information
The Company will host a conference call and webcast at 8:30 a.m. (ET) on Thursday, March 5, 2026. The conference call and earnings presentation will be webcast live at the following link: https://events.q4inc.com/attendee/881128699. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (800) 715-9871 and use the Conference ID: 8666426.
A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Thursday, March 5, 2026 and ending at 11:59 p.m. (ET) on Thursday, March 12, 2026. To listen to the replay, please dial (800) 770-2030 and use the passcode: 8666426.
Cautionary Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this news release include, for example, statements about our expectations around the future performance of the business, including our forward-looking guidance.
The forward-looking statements contained in this news release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (i) our inability to secure a sufficient supply of paper to meet our production requirements; (ii) the impact of rising prices on production inputs, including labor, energy, and freight on our results of operations; (iii) the impact of the price of kraft paper on our results of operations; (iv) our reliance on third-party suppliers; (v) geopolitical conflicts and other social and political unrest or potential tariffs on the import of goods; (vi) the high degree of competition and continued consolidation in the markets in which we operate; (vii) consumer sensitivity to increases in the prices of our products, changes in consumer preferences with respect to paper products generally, or customer inventory rebalancing; (viii) economic, competitive and market conditions generally, including macroeconomic uncertainty, the impact of inflation, and variability in energy, freight, labor and other input costs; (ix) the loss of certain customers; (x) our failure to develop new products that meet our sales or margin expectations or the failure of those products to achieve market acceptance; (xi) our ability to achieve our environmental, social and governance (“ESG”) goals, maintain the sustainable nature of our product portfolio and fulfill our obligations under new disclosure regimes relating to ESG matters and evolving ESG standards; (xii) our future operating results fluctuating, failing to match performance or to meet expectations; (xiii) our ability to fulfill our public company obligations; and (xiv) other risks and uncertainties indicated from time to time in filings made with the Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Operations
and Comprehensive Loss
(in millions, except share and per share data)

	Three Months Ended December 31,
	2025	2024
Net product revenue	$93.7	$91.6
Machine lease revenue	18.2	13.4
Net revenue	111.9	105.0
Cost of product sales	68.3	54.8
Cost of leased machines	7.1	8.8
Gross profit	36.5	41.4
Selling, general and administrative expenses	27.2	27.9
Depreciation and amortization expense	9.0	10.2
Other operating expense, net	1.2	1.9
(Loss) income from operations	(0.9)	1.4
Interest expense	8.6	7.8
Foreign currency gain	(0.3)	(0.5)
Loss on extinguishment of debt	—	4.8
Other non-operating expense, net	0.1	0.1
Loss before income tax expense (benefit)	(9.3)	(10.8)
Income tax expense (benefit)	0.2	(2.8)
Net loss	$(9.5)	$(8.0)

Basic and diluted loss per share	$(0.11)	$(0.10)

Weighted average number of shares outstanding – basic and diluted	84,382,715	83,251,073

Other comprehensive income (loss), before tax
Foreign currency translation adjustments	$3.1	$(5.6)
Interest rate swap adjustments	—	—
Cross currency swap adjustments	1.0	—
Total other comprehensive income (loss), before tax	4.1	(5.6)
Provision for income taxes related to other comprehensive income (loss)	1.0	1.5
Total other comprehensive income (loss), net of tax	3.1	(7.1)
Comprehensive loss, net of tax	$(6.4)	$(15.1)

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Operations
and Comprehensive Loss
(in millions, except share and per share data)

	Year Ended December 31,
	2025	2024	2023
Net product revenue	$332.7	$315.5	$284.8
Machine lease revenue	62.3	53.4	51.5
Net revenue	395.0	368.9	336.3
Cost of product sales	237.2	202.9	181.3
Cost of leased machines	27.1	26.2	31.7
Gross profit	130.7	139.8	123.3
Selling, general and administrative expenses	114.5	111.9	91.8
Depreciation and amortization expense	36.0	35.1	33.8
Other operating expense, net	4.5	5.6	5.2
Loss from operations	(24.3)	(12.8)	(7.5)
Interest expense	34.3	28.6	24.3
Foreign currency gain	(5.3)	(1.6)	(0.3)
Loss on extinguishment of debt	—	4.8	—
Other non-operating income, net	(5.8)	(20.9)	(0.2)
Loss before income tax benefit	(47.5)	(23.7)	(31.3)
Income tax benefit	(9.2)	(2.2)	(4.2)
Net loss	$(38.3)	$(21.5)	$(27.1)

Basic and diluted loss per share	$(0.45)	$(0.26)	$(0.33)

Weighted average number of shares outstanding – basic and diluted	84,181,939	83,059,187	82,374,605

Other comprehensive loss, before tax
Foreign currency translation adjustments	$(3.3)	$(4.2)	$2.0
Interest rate swap adjustments	—	(3.4)	(7.9)
Cross currency swap adjustments	(0.1)	—	—
Total other comprehensive loss, before tax	(3.4)	(7.6)	(5.9)
(Benefit) provision for income taxes related to other comprehensive income (loss)	(5.8)	0.7	(2.8)
Total other comprehensive income (loss), net of tax	2.4	(8.3)	(3.1)
Comprehensive loss, net of tax	$(35.9)	$(29.8)	$(30.2)

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Balance Sheets
(in millions, except share data)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$63.0	$76.1
Accounts receivable, net	47.7	43.9
Inventories	30.6	21.7
Income tax receivable	1.9	1.8
Prepaid expenses and other current assets	10.6	7.7
Total current assets	153.8	151.2
Property, plant, and equipment, net	138.7	137.6
Operating lease right-of-use assets, net	24.0	20.9
Goodwill	457.2	443.7
Intangible assets, net	291.8	312.2
Deferred tax assets	0.4	0.1
Other assets	59.0	38.5
Total assets	$1,124.9	$1,104.2
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$36.7	$26.9
Accrued liabilities and other	23.9	28.5
Current portion of long-term debt	5.5	5.6
Operating lease liabilities, current	3.9	4.0
Deferred revenue	14.0	3.4
Total current liabilities	84.0	68.4
Long-term debt	396.4	400.8
Deferred tax liabilities	50.7	62.0
Derivative instruments	33.4	1.3
Operating lease liabilities, non-current	24.2	20.8
Other liabilities	1.3	2.8
Total liabilities	590.0	556.1
Commitments and contingencies
Shareholders’ equity
Class A common stock, $0.0001 par, 200,000,000 shares authorized at December 31, 2025 and 2024; shares issued and outstanding: 84,385,870 and 83,267,367 at December 31, 2025 and 2024, respectively	—	—
Additional paid-in capital	722.3	699.6
Accumulated deficit	(183.6)	(145.3)
Accumulated other comprehensive loss	(3.8)	(6.2)
Total shareholders’ equity	534.9	548.1
Total liabilities and shareholders’ equity	$1,124.9	$1,104.2

Ranpak Holdings Corp.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2025	2024	2023
Cash Flows from Operating Activities
Net loss	$(38.3)	$(21.5)	$(27.1)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	66.7	65.3	69.6
Amortization of deferred financing costs	1.3	2.8	2.2
Loss on disposal of property, plant, and equipment	0.3	1.2	1.4
Loss on extinguishment of debt	—	4.8	—
Gain on sale of patents	—	(5.4)	—
Deferred income taxes	(7.7)	(6.9)	(5.9)
Amortization of initial value of interest rate swap	—	(1.2)	(2.4)
Foreign currency gain	(5.3)	(1.6)	(0.3)
Stock-based compensation expense	7.6	6.3	(10.2)
Provision for common stock warrants	5.1	-	-
Amortization of cloud-based software implementation costs	4.1	3.6	3.0
Unrealized (gain) loss on strategic investments	(5.8)	0.4	—
Changes in operating assets and liabilities:
Accounts receivable	(4.4)	(11.6)	6.9
Inventories	(7.5)	(4.8)	5.3
Income tax receivable	—	(1.0)	0.4
Prepaid expenses and other current assets	1.0	0.6	(2.3)
Accounts payable	8.5	9.1	(0.7)
Accrued liabilities and other	(6.9)	7.8	6.6
Change in other assets and liabilities	4.4	(6.5)	6.1
Net cash provided by operating activities	23.1	41.4	52.6
Cash Flows from Investing Activities
Purchases of converter equipment	(27.0)	(28.3)	(31.4)
Purchases of other property, plant, and equipment	(3.3)	(4.8)	(23.9)
Proceeds from sale of patents	—	5.4	—
Proceeds from sale of property, plant, and equipment	—	—	2.9
Cash paid for strategic investments	(2.5)	(4.8)	—
Net cash used in investing activities	(32.8)	(32.5)	(52.4)
Cash Flows from Financing Activities
Proceeds from debt facilities	—	410.0	—
Principal payments on term loans	(4.1)	(390.9)	(1.9)
Payment of exit costs related to debt facilities	—	(4.3)	—
Financing costs of debt facilities	—	(10.4)	(1.0)
Proceeds from hedging instruments	0.7	—	—
Proceeds from financing arrangements	1.1	0.7	3.2
Payments on financing arrangements	(1.2)	(1.5)	(0.5)
Payments on finance lease liabilities	(2.3)	(1.4)	(1.1)
Tax payments for withholdings on stock-based awards distributed	(1.2)	(0.4)	(0.5)
Net cash (used in) provided by financing activities	(7.0)	1.8	(1.8)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3.6	3.4	0.8
Net (Decrease) Increase in Cash and Cash Equivalents	(13.1)	14.1	(0.8)
Cash and Cash Equivalents, beginning of period	76.1	62.0	62.8
Cash and Cash Equivalents, end of period	$63.0	$76.1	$62.0

Non-GAAP Measures
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (“AEBITDA”)
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also present EBITDA and AEBITDA, which are non-GAAP financial measures, because they are key measures used by our management and board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and AEBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. We believe that EBITDA and AEBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
EBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.
AEBITDA is a non-GAAP financial measure that we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; foreign currency (gain) loss; amortization of cloud-based software implementation costs; and, in certain periods, other income and expense items.
We reconcile this data to our GAAP data for the same periods presented.
Constant Currency
We operate globally, and a substantial portion of our net revenue and operations is denominated in foreign currencies, primarily the Euro. We calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates applied to current year results. These “constant currency” change amounts are non-GAAP measures and are not in accordance with, or an alternative to, measures prepared in accordance with GAAP. In addition, constant currency change measures are not based on any established set of accounting rules or principles.
In calculating the Constant Currency (Non-GAAP) % Change, the current period results are translated at the average exchange rate for the comparable period, when comparing current results to the prior year. We believe that our Constant Currency (Non-GAAP) % Change presentation provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Cautionary Notice Regarding Non-GAAP Measures
Non-GAAP measures, such as EBITDA, AEBITDA, and constant currency change, have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, non-GAAP financial measures should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and AEBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and AEBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and AEBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•AEBITDA does not consider the potentially dilutive impact of stock-based compensation, and in certain periods, other income and expense items, such as restructuring and integration costs;
•constant currency change measures exclude the foreign currency exchange rate impact on our foreign operations; and
•other companies, including companies in our industry, may calculate EBITDA, AEBITDA, and constant currency change differently, which reduces their usefulness as comparative measures.
This press release also includes forecasts for certain non-GAAP metrics. A reconciliation of our forecast for AEBITDA for 2026 to a forecast for GAAP net income cannot be provided without unreasonable effort because we are unable to forecast with reasonable certainty several of the items necessary to calculate such comparable GAAP measure, including asset impairments, integration related expenses, reorganizations, legal settlement costs, as well as other unusual or non-recurring gains or losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe the inherent uncertainties in reconciling such non-GAAP measures for projected periods to the most comparable GAAP measures would make the forecasted comparable GAAP measures difficult to predict with reasonable certainty or reliability.

Ranpak Holdings Corp.
Non-GAAP Financial Data
Reconciliation and Comparison of GAAP Statement of Operations Data to Non-GAAP EBITDA and AEBITDA
For the Fourth Quarter of 2025 and 2024 (in millions)
Please refer to our discussion and definitions of Non-GAAP financial measures
Dollar amounts are presented in millions. “NM” represents “not meaningful.”

	Non-GAAP Measures				Constant Currency (Non-GAAP) % Change (6)
	Three Months Ended December 31,
	2025	2024	$ Change	% Change
Net loss	$(9.5)	$(8.0)	$(1.5)	18.8	17.5

Depreciation and amortization expense – COS	8.0	5.7	2.3	40.4
Depreciation and amortization expense – D&A	9.0	10.2	(1.2)	(11.8)
Interest expense	8.6	7.8	0.8	10.3
Income tax expense (benefit)	0.2	(2.8)	3.0	(107.1)
EBITDA(1)	16.3	12.9	3.4	26.4	21.7

Adjustments(2):
Foreign currency gain	(0.3)	(0.5)	0.2	(40.0)
Non-cash impairment losses	0.1	0.3	(0.2)	(66.7)
M&A, restructuring, severance	4.3	2.8	1.5	53.6
Stock-based compensation expense	1.4	1.7	(0.3)	(17.6)
Amortization of cloud-based software implementation costs(3)	1.1	1.0	0.1	10.0
Cloud-based software implementation costs (4)	0.8	0.3	0.5	166.7
SOX remediation costs	—	1.2	(1.2)	(100.0)
Loss on extinguishment of debt	—	4.8	(4.8)	NM
Other adjustments (5)	0.3	0.8	(0.5)	(62.5)
AEBITDA(1)	$24.0	$25.3	$(1.3)	(5.1)	(10.3)
_________________________________________________
(1)Reconciliations of EBITDA and AEBITDA for each period presented are to net loss, the nearest U.S. GAAP equivalent.
(2)Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.
(3)Represents amortization of capitalized costs primarily related to the implementation of the global ERP system, which are included in SG&A.
(4)Third-party professional services and consulting fees related to post-implementation system remediation.
(5)In the fourth quarter of 2025, Other adjustments were individually insignificant. In the fourth quarter of 2024, Other adjustments includes non-recurring excess above-market procurement costs and other insignificant items.
(6)The Constant Currency (Non-GAAP) % Change excludes the impact of foreign currency translation effects when comparing current results to the prior year. In calculating the Constant Currency (Non-GAAP) % Change, the current year results are translated at the average exchange rate for the prior year period, which in this case was 1 Euro to 1.0679 USD. Refer to further discussion in “Non-GAAP Measures.”

Ranpak Holdings Corp.
Non-GAAP Financial Data
Reconciliation and Comparison of GAAP Statement of Operations Data to Non-GAAP EBITDA and AEBITDA
For the Year Ended December 31, 2025 and 2024 (in millions)
Please refer to our discussion and definitions of Non-GAAP financial measures
Dollar amounts are presented in millions. “NM” represents “not meaningful.”

	Non-GAAP Measures				Constant Currency (Non-GAAP) % Change (6)
	Year Ended December 31,
	2025	2024	$ Change	% Change
Net loss	$(38.3)	$(21.5)	$(16.8)	78.1	77.7

Depreciation and amortization expense – COS	30.7	30.2	0.5	1.7
Depreciation and amortization expense – D&A	36.0	35.1	0.9	2.6
Interest expense	34.3	28.6	5.7	19.9
Income tax benefit	(9.2)	(2.2)	(7.0)	NM
EBITDA(1)	53.5	70.2	(16.7)	(23.8)	(26.2)

Adjustments(2):
Foreign currency gain	(5.3)	(1.6)	(3.7)	231.3
Non-cash impairment losses	0.3	1.2	(0.9)	(75.0)
M&A, restructuring, severance	15.9	8.3	7.6	91.6
Stock-based compensation expense	7.6	6.3	1.3	20.6
Amortization of cloud-based software implementation costs(3)	4.1	3.6	0.5	13.9
Cloud-based software implementation costs(4)	2.4	2.3	0.1	4.3
SOX remediation costs	1.5	5.4	(3.9)	(72.2)
Loss on extinguishment of debt	—	4.8	(4.8)	NM
Gain on sale of patents	—	(5.4)	5.4	NM
Patent litigation settlement	—	(16.1)	16.1	NM
Unrealized (gain) loss on strategic investments	(5.8)	0.4	(6.2)	NM
Other adjustments(5)	5.0	4.4	0.6	13.6
AEBITDA (1)	$79.2	$83.8	$(4.6)	(5.5)	(8.5)
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(1)Reconciliations of EBITDA and AEBITDA are to net loss, the nearest GAAP equivalent.
(2)Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; costs associated with the implementation of the global ERP system; and other items deemed by management to be unusual, infrequent, or non-recurring.
(3)Represents amortization of capitalized costs primarily related to the implementation of the global ERP system, which are included in SG&A.
(4)Third-party professional services and consulting fees related to post-implementation system remediation.
(5)In 2025, Other adjustments includes non-recurring warehouse and transitory costs incurred related to conversion services, non-recurring excess above market procurement costs, and other insignificant items. In 2024, Other adjustments represents primarily non-recurring costs incurred from the outsourcing of paper conversion services, legal expenses and fees related to the Company’s patent litigation which was settled in the second quarter of 2024, and other insignificant items.
(6)The Constant Currency (Non-GAAP) % Change excludes the impact of foreign currency translation effects when comparing current results to the prior year. In calculating the Constant Currency (Non-GAAP) % Change, the current year results are translated at the average exchange rate for the prior year period, which in this case was 1 Euro to 1.0822 USD. Refer to further discussion in “Non-GAAP Measures.”